Exhibit (a)(5)(xliii)

☐			DETACH PROXY CARD HERE

Mark, Sign, Date and Return		☒
the Proxy Card Promptly		Votes must be indicated
Using the Enclosed Envelope.		(x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.	To resolve on the election of the Vice-Chairman and Secretary of the General Meeting of Shareholders following the termination of the office of the former holders of these positions.	☐	☐	☐	4.

To resolve on the authorisation, under the terms of number 1 of Article 9 of the Articles of Association, for Sonaecom, SGPS, S.A. and/or Sonaecom, B.V. to hold ordinary shares representing more than 10% of the Company’s share capital. This authorisation is subject to the offer’s success and assumes that the terms, conditions and consideration of the tender offer for all of the shares of the Company’s share capital, announced on 12th January 2007 by Sonaecom, SGPS, B.V. and Sonaecom, B.V., are final.

						☐	☐	☐

2.	To resolve on the ratification of the appointment of a director to fill a vacancy on the Board of Directors to complete the 2006/2008 mandate.	☐	☐	☐

3.

To resolve on the removal of subparagraph a), number 1 of Article 12 and numbers 7, 8, 9, 11, 12 and 15 of Article 13 of the Articles of Association, as well as on the amendments to subparagraphs b) and d), number 1 of Article 12 and numbers 2 and 3 and subparagraph b), number 14 of Article 13 of the Articles of Association. This resolution assumes that the terms, conditions and consideration of the tender offer for all of the shares of the Company’s share capital, announced on 12th January 2007 by Sonaecom, SGPS, S.A. and Sonaecom, B.V., are final, and the resolution is subject to the success of the offer.

		☐	☐	☐

					To change your address, please mark this box.			☐

SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

					Date Share Owner sign here	Co-Owner sign here

PORTUGAL TELECOM, SGPS, S.A.
Instructions to The Bank of New York, as Depositary
(Must be received prior to 12:00 p.m., New York City Time, on February 23, 2007)

    The undersigned registered holder of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Ordinary Shares or other deposited securities represented by such American Depositary Shares registered in the name of the undersigned on the books of the Depositary at the close of business on February 5, 2007 at the Extraordinary Shareholders’ Meeting of Portugal Telecom to be held on March 2, 2007 in respect of the resolutions specified on the reverse.

NOTES:
1. Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box.
2. It is understood that, if this form is not signed and returned, the Depositary will not vote such items.

PORTUGAL TELECOM, SGPS, S.A.
P.O. BOX 11470
NEW YORK, N.Y. 102030470
To include any comments, please mark this box.

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.